Exhibit 4(d)

                              AGREEMENT TO FURNISH
                           LONG-TERM DEBT INSTRUMENTS


     This Agreement is entered into by 1st Source Corporation, an Indiana corporation (the "Issuer") as of the 11th day of February, 2003.

     1. In accordance with Item 601(b)(4)(iii) of Regulation S-K, the Issuer hereby agrees to furnish the Securities and Exchange Commission, upon request, any long-term debt instrument not registered where the total amount of securities authorized thereunder does not exceed 10% of the Issuer's total assets on a consolidated basis.

In Witness Whereof, this Agreement is executed as of the date first set forth above.

1st Source Corporation


By: /s/ Larry E. Lentych
------------------------
Treasurer, Chief Financial Officer
Principal Accounting Officer